Final Transcript

Conference Call Transcript VIOND - Q4 2007 Vion Pharmaceuticals Earnings Conference Call Event Date/Time: Mar. 18. 2008 / 8:30AM ET

CORPORATE PARTICIPANTS

 Meghan Fitzgerald

 Vion Pharmaceuticals - Chief Business Officer

 Alan Kessman

 Vion Pharmaceuticals - CEO

 Karen Schmedlin

 Vion Pharmaceuticals - VP of Finance

 Ann Cahill

 Vion Pharmaceuticals - VP, Clinical Development

CONFERENCE CALL PARTICIPANTS

 Leah Hartman

 CRT Capital - Analyst

 Jeremy Resnick

 First Option - Analyst

 Ren Benjamin

 Rodman & Renshaw - Analyst

 PRESENTATION

Operator

 Good day ladies and gentleman and welcome to the fourth quarter 2007 Vion Pharmaceuticals earnings conference call. My name is Latasha and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question and answer session. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Ms. Meghan Fitzgerald, Chief Business Officer. Please proceed.

 Meghan Fitzgerald  - Vion Pharmaceuticals - Chief Business Officer

 Thank you very much. Good morning everyone. I will read the Safe Harbor statement. This conference call will contain forward looking statements. Such statements are subject to certain risks, which may cause Vion's plan to differ or results to vary from those expected, including Vion's potential inability to obtain regulatory approval for its products, particularly Cloretazine®, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier pre-clinical trials or clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for addition research and testing, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including, but not limited to, the risks attendant to the forward-looking statements included under Item 1A, "Risks Factors" in Vion's Annual Report on Form 10-K for the year ended December 31, 2007. In particular, there can be no assurance as to the results of any of Vion's clinical trials, that any of these trials will continue to full accrual or that any of these trials will not be discontinued, modified, delayed, or ceased all together. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurence of unanticipated events. And now, I will turn over this conference call to Alan Kessman, Chief Executive Officer of Vion Pharmaceuticals.

 Alan Kessman  - Vion Pharmaceuticals - CEO

 Thank you, Meghan. Good morning everyone. Welcome to our 2007 fourth quarter and year-end results conference call. With me today are Meg Fitzgerald, our Chief Business Officer; Ann Cahill, our Vice President of Clinical Development and Aileen Ryan, our Vice President of Regulatory Affairs, as well as Karen Schmedlin, our Vice President of Finance. Howard Johnson, our President and CFO, could not be here today, so Karen Schmedlin will present the financial results. Before I turn you over to Karen, let me update you on the progress we are making with our main corporate goal for 2008, which is filing a New Drug Application, or NDA, with the FDA for our lead product candidate, Cloretazine®, for the treatment of acute myelogenous leukemia in older patients with poor risk disease. We have made substantial progress on the NDA. The chemistry, manufacturing and control, preclinical and toxicology sections are now taking form with numerous supporting documents completed. Additionally, we have begun to publish those documents in the ECTD, or electronic format for filing. The clinical section of the NDA will, of course, be the final piece to come together. We continue to compile the final data from CLI-043, our Phase II pivotal trial, and expect to complete the data gathering shortly. We will then be able to complete the clinical section of the NDA including preparation of the integrated safety and efficacy analysis and draft labeling. With the complexity and volume of information required for the NDA filing, it is difficult to set an exact time frame for filing but our current plan is to file in the fall of 2008.

Based on the data from our clinical trials in AML, we continue to believe in the utility of Cloretazine® in the treatment of patients over the age of 60 with de novo poor-risk AML. Cloretazine® has Fast Track designation in this unmet medical need population.

We met the criteria for success in our pivotal trial for our primary endpoint, the overall response rate. We reported a 35% overall response rate in 80 patients in our presentation of preliminary data at the ASH conference in December 2007. We consider this overall response rate impressive in that these patients have multiple objective risk factors that make them less likely to receive or respond to available therapy. We are especially pleased the majority of our responders achieved their remissions after just one 60-minute infusion of Cloretazine®, which could be a market advantage if we are approved. We believe that this dosage schedule will have advantages in the treatment community, appealing to physicians, patients, and payers, vis-a-vis the alternatives.

So, in summary, we believe in Cloretazine®'s use in AML and are making progress on the NDA. From a personnel standpoint, literally 100% of our efforts are focused on completing the NDA on a timely basis. We will continue to update you on this progress as we get closer to filing.

A few other points on our Cloretazine® clinical program:

Most of you know that in January we announced that the FDA lifted the clinical hold on our Phase III trial in relapsed AML. We plan to file a Special Protocol Assessment for our revised Phase III trial of Cloretazine®, in combination with cytarabine in relapsed AML. In this trial, the dose of Cloretazine® will be reduced in the experimental arm, and prophylactic antibiotics, anti-fungals, and growth factors for all patients will be added to the protocol. It is our intention to file this SPA as soon as possible with the understanding that the number one priority within our company is to make sure that the NDA filing timeline is not affected.

Our Phase II trial of Cloretazine® in small cell lung cancer is now closed to new patient accrual. We closed the sensitive disease arm of this trial early due to slow accrual. The refractory arm of the trial achieved its original accrual targets. We will now analyze all of the data and decide how to proceed in this indication.

Cloretazine® trials continue in adult glioma and in combination with stem cell transplantation and advanced hematologic malignancies. We expect data to be available from these trials in 2009.

And now I will ask Karen to present the financial results.

 Karen Schmedlin  - Vion Pharmaceuticals - VP of Finance

 Thank you, Alan. Before we start, I should remind everyone that all per share numbers I provide today reflect the one-for-ten reverse split of our common stock effected in February 2008.

Our 2007 net loss was $34 million, or $5.05 per share, compared to a 2006 net loss of $25.3 million, or $3.83 per share.

Total operating expenses reported for 2007 were $32.6 million, versus $27.3 million for 2006. Reported expenses for 2007 included non-cash stock-based compensation expense of $4.5 million as compared to $1.9 million for 2006.

Research and development expense was $24.2 million for the year ended December 31, 2007, as compared to $21.5 million for the same period in 2006. The increase was primarily due to higher stock-based compensation expense, higher development costs to support a potential registration filing for Cloretazine®, and higher clinical trials expenses.

Marketing, general, and administrative expenses were $8.4 million for 2007 as compared to $5.8 million for 2006. The increase was primarily due to higher stock-based compensation expense, higher costs for pre-commercial marketing activities for Cloretazine®, as well as higher patent-related costs.

We had $5.1 million of non-cash interest expense during 2007 related to our convertible notes issued in February 2007. The interest payment related to our notes was made in shares of our common stock. Interest income for 2007 was $3.4 million as compared to $2 million for 2006 due to higher invested balances.

For the fourth quarter of 2007, our reported net loss was $8.2 million, or $1.18 per share,

compared to a net loss of $6.1 million, or $0.92 per share, for the same period in 2006.

Total operating expenses reported for the fourth quarter of 2007 were $7.6 million versus $6.5 million for the same 2006 quarter. Reported expenses for the fourth quarter of 2007 included non-cash stock-based compensation expense of $1.1 million as compared to $0.6 million for the same period during 2006.

Research and development expense was $5.5 million for the three months ended December 31, 2007, as compared to $5.0 million for the same period in 2006. The increase was primarily due to higher stock-based compensation expense and higher development costs to support a potential registration filing for Cloretazine®, partially offset by lower clinical trials expenses.

Marketing, general, and administrative expenses were $2.0 million for the fourth quarter of 2007, as compared to $1.5 million for the same 2006 period. The increase was primarily due to higher stock-based compensation expense and higher costs for pre-commercial marketing activities for Cloretazine®, partially offset by lower professional fees.

We had $1.5 million in non-cash interest expense during the fourth quarter of 2007 related to our convertible notes issued in February 2007. Interest income for the fourth quarter of 2007 was $0.8 million as compared to $0.4 million for the same 2006 period due to higher invested balances.

As of December 31, 2007, we had $61.1 million in cash and cash equivalents. We expect this cash position to fund the company based on our current operating plan through the third quarter of 2009. As you know, a cash forecast for a two-year period includes many different assumptions and variables and is therefore subject to change.

 Alan Kessman  - Vion Pharmaceuticals - CEO

 Operator, we're now ready to take questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) And your first question comes from the line of Leah Hartman with CRT Capital, please proceed.

 Leah Hartman  - CRT Capital - Analyst

 Good morning everyone.

 Alan Kessman  - Vion Pharmaceuticals - CEO

 Good morning, Leah.

 Leah Hartman  - CRT Capital - Analyst

 A question -- first of all, congratulations on the good cost control. I believe you had guided to us to $60 million at the end of 2007, so nice to see a number beyond that. I was wondering, for clarification on the Phase II trial that you expect to conclude the data gathering shortly, so have all patients now come off drug and you just need to lock the database?

 Ann Cahill  - Vion Pharmaceuticals - VP, Clinical Development

 Hi, Leah, this is Ann Cahill. In this trial, the treatment is given on day one, as you remember, so patients get treated on day one for induction of remission, and then are followed. So, there are no patients on the initial part of this study who are -- continue to get treated. However, we have kept this study open in an EKG sub-study to fulfill an ICH guideline on the affect of the drug on the heart. So, the answer to your question is two-part. Number one, patients on the initial part of this study have been treated and we're just continuing to gather their response and duration of response data as well as status. Patients on the EKG sub-study continue to be enrolled at a selected number of sites.

 Leah Hartman  - CRT Capital - Analyst

 Okay. And, yes, I wasn't clear on asking my question, because I knew about the EKG follow-on study. So, thank you for that. And then also for you, Ann, is there any update yet with respect to presentations or abstracts or papers that have been accepted or put to ASCO for presentation?

 Ann Cahill  - Vion Pharmaceuticals - VP, Clinical Development

 Yes, I'm pleased that our abstract submission to ASCO has been accepted for the Phase II study and will be part of a poster discussion at ASCO this year.

 Leah Hartman  - CRT Capital - Analyst

 That's terrific news. Thank you. And that's most likely the next scientific conference at which we would see Vion's pipeline having a presence?

 Ann Cahill  - Vion Pharmaceuticals - VP, Clinical Development

 Yes. We'll be on this summer both at ASCO, and at the large hematology conference in Europe, the European ASH equivalent, EHA, which is in June. And we'll have presentations of data at both those meetings.

 Leah Hartman  - CRT Capital - Analyst

 Okay. Good luck to everyone at Vion.

 Alan Kessman  - Vion Pharmaceuticals - CEO

 Thanks.

Operator

 Your next question comes from the line of Jeremy Resnick with First Option. Please proceed.

 Jeremy Resnick  - First Option - Analyst

 Yes, good morning. I just wanted to ask if the numbers of the cash, I guess burn rate, that lasted through the second quarter of '09, does that include paying the notes in more stock or does that include paying in cash?

 Alan Kessman  - Vion Pharmaceuticals - CEO

 First of all, the cash that we had talked about lasts through the third quarter of '09, not the second quarter of '09. And, yes, it does assume paying the interest in stock.

 Jeremy Resnick  - First Option - Analyst

 Okay. And then my next question is, we seem to see a huge increase in stock-based compensation last year, in relation we saw the stock price obviously not perform where all of us would like. Wondering if we're going to see those two come in line any more this year.

 Alan Kessman  - Vion Pharmaceuticals - CEO

 Under the accounting rules, unfortunately the stock-based compensation expense is based on the value of the stock at the time the restricted shares were issued, and then amortized over the vesting period. So, you know, it's not adjustable downward. So, basically by the end of this year, all of the expense will have been amortized, and so it's really just a -- it's a non-cash accounting situation, but at this point, there should not be any significant additions. There will be charges in Q3 and Q4 as we run off the amortization.

 Jeremy Resnick  - First Option - Analyst

 Alright, well, thank you and have a good morning.

 Alan Kessman  - Vion Pharmaceuticals - CEO

 Thank you.

Operator

 (OPERATOR INSTRUCTIONS) And your next question comes from the line of Ren Benjamin with Rodman & Renshaw.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Hi, good morning and thanks for taking the question. I'm sorry, I jumped on to the call a little late, and maybe you covered this, and if you did, I apologize. But can you be a little bit more specific regarding the timing for the filing of the NDA for Cloretazine® and do you plan on having a meeting with the FDA ahead of that filing to ensure that you have sort of everything, you know, all your ducks lined up in a row?

 Alan Kessman  - Vion Pharmaceuticals - CEO

 Ren, as I said in my presentation, which you may have not heard, it's very hard to nail down an exact date with the amount of, and I'm sure you appreciate the amount of, work that's going into the NDA and the volumes of information. So, we're basically leading people to just basically say at this point we're looking at the Fall of this year. The answer to your second question is, yes, we have multiple meetings with the FDA. Have had and will continue to have meetings with the FDA.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Okay. And then, you know, the -- I assume that when Ann mentioned that there will be data at ASCO, that's the updated or final data from the Phase II trial? Is that correct then?

 Alan Kessman  - Vion Pharmaceuticals - CEO

 I would use the word updated versus -- not so much final, because one of the issues that is very sensitive to us, depending on the timing of those conferences is that we don't want to jump-start the FDA. We want to make sure that the FDA has the final information before the public does, so that we don't cause any problems with the FDA. So, update, yes. Final, probably not.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Okay. Would it be fair to say -- and correct me if I'm wrong, if I'm remembering this incorrectly -- but would it be fair to say that we would see the median survival results by ASCO?

 Ann Cahill  - Vion Pharmaceuticals - VP, Clinical Development

 I don't know we can't answer that yet.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 I am not sure if we can -- we can't answer that at this point. Okay, and I guess, finally, and you may have mentioned this already, but I did jump on to the call late, what's the burn for this year that's expected? And I guess one last question is, the debt repayments. When is that -- when is the debt due?

 Karen Schmedlin  - Vion Pharmaceuticals - VP of Finance

 Hi, this is Karen Schmedlin. The burn for this year is between $30 to $35 million. And as far as the debt repayment, the notes are due February 2012.

 Ren Benjamin  - Rodman & Renshaw - Analyst

 Excellent. Thank you guys very much. And good luck.

 Alan Kessman  - Vion Pharmaceuticals - CEO

 Thank you.

Operator

 I show no further questions in the queue.

 Alan Kessman  - Vion Pharmaceuticals - CEO

 Thank you. Thank you all for listening today. In summary, we believe Cloretazine® is an active agent in AML. We have enough cash to last through the third quarter of 2009, which we believe sees us through the FDA review of Cloretazine® in AML. We remain focused on completing the NDA on a timely basis. Thank you for listening today. Good-bye.

Operator

 This concludes the presentation, and you may all now disconnect. Good day.

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